UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2008

Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32365 (Commission File Number)	13-4284187 (IRS Employer Identification Number)

1010 Northern Boulevard, Suite 314 Great Neck, NY (Address of principal executive offices)	11021 (Zip Code)
Registrant’s telephone number, including area code: 516-684-1239
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Notice of Delisting
ITEM 8.01 Other Events
SIGNATURES

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On April 16, 2008, NYSE Regulation, Inc. (“NYSER”) provided Feldman Mall Properties, Inc. (the “Company”) an official written notice of its deficiencies in meeting the requirements of Section 303A.01 and 303A.07(a) of the New York Stock Exchange Listed Company Manual. In its notice, NYSER identified the following deficiencies: (1) the Company does not have a majority of independent directors on the board and (2) the Company does not have three members on the audit committee. Each of these deficiencies resulted from an agreement entered into by the Company and Brandywine Financial Services Corporation, a Pennsylvania corporation (“Brandywine”), and a member of The Brandywine Companies, for which Bruce E. Moore, one of the Company’s independent directors, is the chairman and chief executive officer. Pursuant to this agreement, Brandywine agreed to provide various accounting and management services relating to certain of the Company’s properties and also to provide certain corporate accounting and administrative services to the Company. As a result of this transaction, Mr. Moore was no longer deemed independent within the meanings of the rules of the New York Stock Exchange.
     In order to remedy these deficiencies, the Company intends to promptly add at least one new independent director to its board of directors, which new director is expected to qualify for membership on the board’s audit committee. If the Company is unable to remedy these deficiencies by April 23, 2008, a “BC” or “below compliance” indicator will be placed on its ticker symbol.

ITEM 8.01	Other Events
     Effective April 10, 2007, we entered into an agreement to issue, at a price of $25 per share, up to $50 million 6.85% Series A Cumulative Convertible Preferred Stock, or the Series A Preferred Stock, to Inland American Real Estate Trust, Inc., or Inland American, a public non-listed REIT sponsored by an affiliate of the Inland Real Estate Group of Companies. Under the terms of the Articles Supplementary relating to the Series A Preferred Stock, at all times during which the Series A Preferred Stock is outstanding, the holders of the Series A Preferred Stock have the right to elect one person to serve as a director of our company. In addition, in the event that beginning on March 31, 2008 (upon public release of the unaudited interim financial statements for such date) and each March 31 thereafter, if our fixed charge coverage ratio measured on a trailing 12 month basis shall be less than 1.20 to 1.00 or our capitalization ratio shall be less than 0.75 to 1.00, the holders of the Series A Preferred Stock shall have the right to elect one additional member to our board of directors. As previously announced, we do not expect to meet the fixed charge coverage ratio of 1.20 to 1.00 as of March 31, 2008.
     On April 21, 2008, we were informed by representatives of Inland American that they have decided to defer exercising their right to appoint directors to our board of directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.
Date: April 22, 2008	By:	/s/ Thomas Wirth
Thomas Wirth
President and Chief Financial Officer

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